JPMorgan’s Principal Investment Management group
to invest in Chindex International, Inc.

$50 Million Investment to Finance Growth
in Chindex’s Healthcare Network in China

BETHESDA, Maryland, November 7, 2007 -- Chindex International, Inc. (NASDAQ: CHDX - News) a leading independent American provider of Western healthcare services and products in the People’s Republic of China, today announced that it has agreed to an investment by JPMorgan’s Principal Investment Management group.  The investment will consist of $10 million of the Company’s common stock and $40 million of zero coupon convertible notes for aggregate proceeds of $50 million.  The purchase price for the common stock and the conversion price of the notes will be $27.84 per share.  The net proceeds from the investment will be used primarily toward the development of new hospitals in P.R. China.  The closing of the investment is subject to certain conditions, including compliance with Nasdaq listing requirements.

About Chindex International, Inc.

Chindex is an American healthcare company that provides healthcare services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. It provides healthcare services through the operations of its United Family Hospitals and Clinics, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in the Beijing and Shanghai metropolitan areas.  The Company sells medical products manufactured by various major multinational companies, including Siemens AG, which is the Company’s exclusive distribution partner for the sale and servicing of color doppler ultrasound systems. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank.  With twenty-five years of experience, more than 1,000 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the terms, conditions, covenants, requirements and limitations set forth in the documents relating to the above financing, risks and uncertainties relating to the development to completion of the proposed new hospitals  on budget if at all and factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2006, updates and additions to those “Risk Factors” in our interim reports on Form 10-Q and in other documents filed by us with the Securities and Exchange Commission from time to time.  Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential”, or “continue” or similar terms or the negative of these terms.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We have no obligation to update these forward-looking statements